Exhibit 99.1

Occam Networks Reaches Settlement in Stockholder Class Action Litigation

SANTA BARBARA, Calif.--(BUSINESS WIRE)--September 10, 2009--Occam Networks®, Inc. (NASDAQ:OCNW), a leading broadband access supplier offering multiservice access platform (MSAP) solutions based on pure packet technologies, today announced that it has agreed to settle and resolve a stockholder class action lawsuit initially filed on April 26, 2007 against Occam, certain of its current and former officers and directors, Occam’s current and former outside auditors, and the lead underwriter of Occam’s November 2006 secondary public offering. The litigation is pending in the United States District Court for the Central District of California and relates to a restatement of Occam’s historical financial statements that was announced and completed during 2007. The settling parties have entered into a memorandum of understanding and will sign and submit a formal, binding stipulation of settlement to the court in the coming weeks. The settlement will resolve this matter as to all defendants other than Occam’s current outside auditor who is not part of this settlement. The settlement provides for a payment to the class of $12.66 million, of which Occam has agreed to contribute $1.7 million and the balance of which will come from Occam’s insurers and another settling defendant.

Occam expects to incur a $1.7 million charge in the quarter ended September 30, 2009 associated with the settlement.

The class action settlement is subject to preliminary and, following notice to class members, final approval by the United States District Court for the Central District of California. Final approval of this settlement would mark the end of stockholder litigation involving Occam related to the financial restatement announced in October 2007.

About Occam

Occam Networks’ broadband access solutions empower service providers to offer new voice, data, and video services over copper and fiber. Occam systems deliver flexibility and scalability in a Triple Play world. Over 2 million BLC 6000 ports are currently deployed at over 300 service providers worldwide. For more information, please visit www.occamnetworks.com.

Occam Networks and Occam BLC 6000 are either registered trademarks or trademarks of Occam Networks, Inc. in the United States and/or other countries.

CONTACT:
Occam Networks
Jeanne Seeley, 1-805-692-2957 (Financial)
ir@occamnetworks.com
or
Stearns Johnson Communications
Tim Johnson, 1-415-397-7600 (Media)
tjohnson@stearnsjohnson.com